SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	March 18, 2007

ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 19, 2007, ProLogis announced that William E. Sullivan would succeed Dessa M. Bokides as ProLogis’s chief financial officer. A copy of that announcement has been filed as an exhibit to this report and is incorporated herein by reference.
     Prior to joining ProLogis, Mr. Sullivan was the President of Greenwood Advisors, Inc., a financial consulting and advisory firm. Additionally, Mr. Sullivan was the Chairman of the Board of Directors of SiteStuff, Inc., an online procurement company serving the real estate industry and expects to continue in that role through year-end 2007. From October 1, 2001 until January 31, 2005, Mr. Sullivan was Chief Executive Officer of SiteStuff where he led the company’s growth, financial management and operations. Until September 30, 2001, Mr. Sullivan was Executive Vice President — Investments and Technology of Jones Lang LaSalle, a real estate services and money management firm, where he was responsible for the firm’s allocation of capital, information technology and e-business activities. Prior thereto, Mr. Sullivan served as the Chief Financial Officer for Jones Lang LaSalle. Prior to joining LaSalle Partners in 1984, he was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst. Mr. Sullivan earned an M.B.A. in Management and Finance from Northwestern University and a B.S.B.A. in Accounting/Marketing from Georgetown University.
     On March 18, 2007, ProLogis and Ms. Bokides entered into an agreement with respect to her resignation from ProLogis. A copy of the agreement has been filed as an exhibit to this report and is incorporated by reference herein. The agreement provides that Ms. Bokides would continue as chief financial officer until March 31, 2007 and would provide consulting services for ProLogis from such date until April 30, 2007.
     Until April 30, 2007, ProLogis will pay Ms. Bokides at her current base salary. On May 1, 2007, ProLogis will make a cash payment to Ms. Bokides of $2.05 million. In addition, the following equity-based compensation awards will be deemed to be fully earned and vested as of March 31, 2007: (i) the 9,500 performance shares granted on December 31, 2005 (in accordance with the terms of such grant); (ii) the 4,098 performance shares to be earned on December 31, 2008; (iii) the 25,000 share options granted on September 22, 2005; (iv) the 28,110 share options granted on December 20, 2005; (v) 4,794 of the share options granted on December 21, 2006; (vi) the 22,500 restricted shares granted on September 22, 2005; (vii) the 4,098 restricted shares granted on December 20, 2005; (viii) the 3,528 restricted shares granted on March 15, 2006; and (ix) 834 of the restricted shares granted on December 21, 2006 (including any dividend equivalent units attributable thereto). Ms. Bokides shall have until 90 days after the opening of the trading window pursuant to ProLogis’s insider trading policy following the announcement of ProLogis’s earnings for the first quarter of 2007 to exercise such share option awards. All other outstanding options and awards will be deemed forfeited. ProLogis has agreed to bear the expense of Ms. Bokides’s continuing coverage under COBRA for a maximum period ending on December 31, 2008.

     ProLogis has also agreed to provide Ms. Bokides with certain relocation benefits. Among those benefits, ProLogis has agreed to sell Ms. Bokides former residence in Connecticut to her for an amount equal to the average of two appraisals to be obtained by ProLogis should Ms. Bokides elect to purchase such residence. ProLogis has also agreed that, at the election of Ms. Bokides, it will purchase Ms. Bokides’s current residence in Colorado at Ms. Bokides’s cost. The agreement also provides that ProLogis will provide Ms. Bokides with outplacement services, office space and administrative support and will reimburse Ms. Bokides for up to $10,000 in legal fees as well as other customary terms and conditions.

Item 9.01.	Financial Statements and Exhibits.
     (c) Exhibits. The following documents have been filed as exhibits to this report and are incorporated by reference herein as described above.

Exhibit No.	Description
10.1	Agreement, dated March 18, 2007, between ProLogis and Dessa M. Bokides.
99.1	Press Release, dated March 19, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
March 19, 2007	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated March 18, 2007, between ProLogis and Dessa M. Bokides.

99.1	Press Release, dated March 19, 2007.